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                                                                       Exhibit 4

                                 THIRD AMENDMENT
                                       TO
                                RIGHTS AGREEMENT



                  THIRD AMENDMENT TO RIGHTS AGREEMENT (this "Amendment"), dated as of November 16, 2001 by and among Varian Medical Systems, Inc., a Delaware corporation (the "Company"), and First Chicago Trust Company of New York as Rights Agreement and EquiServe Trust Company, N.A. ("EquiServe") as Successor Rights Agent.

                              W I T N E S S E T H:


                  WHEREAS, the Company and First Chicago Trust Company of New York entered into a Rights Agreement, dated as of November 20, 1998 and amended effective April 2, 1999 and August 17, 2001 (the "Rights Agreement"), under which First Chicago, or its successors pursuant to Section 4.2 of the Rights Agreement, was appointed the Rights Agent;

                  WHEREAS, the Board of Directors of the Company, pursuant to
Section 5.4 of the Rights Agreement, deems it appropriate to further amend the Rights Agreement to revise Section 4.2 of the Rights Agreement captioned "Change of Rights Agent".

                  NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

                  Section 1. Amendment of Rights Agreement. Effective as of November 16, 2001 the Rights Agreement shall be, and hereby is, amended as follows:

         (a) Section 4.4 is hereby amended to read in its entirety as follows:

                  Change of Rights Agent. The Rights Agent or any successor Rights Agent may resign and be discharged from its duties under this Agreement upon 90 days' notice in writing mailed to the Company and to each transfer agent of the Common Shares or Preferred Shares by registered or certified mail, and to the holders of the Right Certificates by first-class mail. The Company may remove the Rights Agent or any successor Rights Agent, as the case may be, upon 30 days notice in writing mailed to the Rights Agent or any successor Rights Agent and to each transfer agent of the Common Shares or Preferred Shares by registered or certified mail, and to the holders of the Right Certificates by first-class mail. If the Rights Agent shall resign or be removed or shall otherwise become incapable of acting, the Company shall appoint a successor to the Rights Agent. If the Company shall fail to make such appointment within a period of 30 days after giving



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notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent or by the holder of a Right Certificate (who shall, with such notice, submit such holder's Right Certificate for inspection by the Company), then the registered holder of any Right Certificate may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. Any successor Rights Agent, whether appointed by the Company or by such a court, shall be a corporation or trust company organized and doing business under the laws of the United States, in good standing, which is authorized under such laws to exercise corporate trust or stock transfer powers, and is subject to supervision or examination by federal or state authority and which has individually or combined with an affiliate at the time of its appointment as Rights Agent a combined capital and surplus of at least $100 million dollars. After appointment, the successor Rights Agent will be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent without further act or deed; but the predecessor Rights Agent shall deliver and transfer to the successor Rights Agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose. Not later than the effective date of any such appointment the Company shall file notice thereof in writing with the predecessor Rights Agent and each transfer agent of the Common Shares or Preferred Shares, and mail a notice thereof in writing to the registered holders of the Right Certificates. Failure to give any notice provided for in this Section 4.4, however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.

                  (b) Each reference in the Rights Agreement to "this Agreement," and each use in the Rights Agreement of terms such as "herein," "hereof" and "hereunder," shall mean and be a reference to the Rights Agreement as amended hereby.

                  Section 2. Full Force and Effect. Except as specifically provided in this Amendment, the Rights Agreement shall remain in full force and effect and shall in no way be amended, modified or affected.

                  Section 3. Governing Law. The Rights Agreement and this Amendment shall be deemed to be contracts made under the laws of the State of Delaware and for all purposes shall be governed by and construed and enforced in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.

                  Section 4. Definitions. Terms used in this Amendment and not defined herein shall have the meanings assigned to such terms by the Rights Agreement.

                  Section 5. Severability. If any term or provision of this Amendment or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidation or rendering unenforceable the remaining terms and provisions of this Amendment or the application of such term or provision to circumstances other than those as to which it is held invalid or unenforceable.


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                  Section 6. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.

                  IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by officers thereof thereunto duly authorized, all as of the day and year first above written.

                                       VARIAN MEDICAL SYSTEMS, INC.



                                       By:       /s/ Joseph B. Phair
                                       Name:     Joseph B. Phair
                                       Title:    Vice President, Administration,
                                                 General Counsel and Secretary



                                       EQUISERVE TRUST, N.A.



                                       By:       /s/Michael J. Foley
                                       Name:     Michael J. Foley
                                       Title:    Chief Marketing Officer


                                       FIRST CHICAGO TRUST COMPANY OF
                                       NEW YORK

                                       By:       /s/Michael J. Foley
                                       Name:     Michael J. Foley
                                       Title:    Chief Marketing Officer